EXHIBIT 10.1

Guangdong Xinxingmei Water Affairs Co., Ltd
Equity Transfer Agreement
Contents

1.	Purchase and Sale of Equity
2.	Effective Date and Issues Before Delivery
3.	Delivery
4.	Statement, Guarantee and Commitment
5.	Specific Conditions
6.	Confidential Clause
7.	Force Majeure
8.	Applicable Laws
9.	Disputes Settlement
10.	Others

This Equity Transfer Agreement (hereinafter as "this agreement') is signed in Guangzhou city as of the date December 29th by and between the following 2 parties:

Transferor: Evergreen Asset Group Ltd, a company lawfully incorporated and continually existed under the law of British Virgin Islands. Its registered address is located within British Virgin Islands, with the major operation place as well as business contact address to be No. 35 building, Phase 2 of International Finance Center, No. 8 Financial Street, Central, Hongkong (hereinafter as “Party A”); and

Transferee: Wenming Pu, legal resident of China, Identification card number to be 510523197007216634, legal address to be No. 681 Jiangong Road, Naxi District, Luzhou City, Sichuan Province(hereinafter as “Party B")

In light of conditions as follows:

A.
Guangdong Xinxingmei Water Affairs Co. Ltd (hereinafter as "The Company") is a sino-foreign joint venture legally incorporated and continually existed under the law of Peoples's Republic of China. Its registered address and business place is located at Room 7A06、7A01, Baicheng Commercial Building, No. 584 Yingbin Road, Dashi Town, Panyu District, Guangzhou City, Guangdong Province;

B.	Party A possesses 90% of the Company share;

C.	Party A herein would like to sell its 58% of the total company share to Party B following the terms and conditions under this agreement;

D.	The Board of Director of the company has made a resolution on December 29th 2007 to consent to that Party A may sell 58% of the total company share to Party B;

The below terms and conditions is herewith agreed and declared by both parties:

1.	Purchase and Sale of the Equity

1.1	Purchase and Sale

Party B agrees to purchase 58% of the total equity possessed by Party A, whereas Party A consents to sell to Party B of the above mentioned equity at the original purchase price of RMB 7,308,600 Yuan paid through equivalent foreign currency. These equity has not lien, pledge,mortgage, security interest of any kind or any other forms of restriction of property rights set against itself. Party B is to pay to Party A in cash of foreign currency("Purchase Price") equivalent to the consideration RMB 7,308,600 Yuan for the transferred equity.

After completing the transfer formalities, Party A will possess 32% of total equity of Guangdong Xinxingmei Water Affairs Co., Ltd, and Party B will possess 68% of total equity of the Company.

1.2	Payment of "Purchase Price"

Party B agrees, after the company revised its related provisions of its Articles of Association and the agreement, completed the enterprise alteration registration process, and secured approval by the local authorities, within 2 months since the registration of the company, to pay to Party A 70% of the consideration of the transferred equity in cash, and the remaining balance shall be paid in full within 3 months.

2.	Effective Date and Issues Before Delivery

2.1	Effective Date

This agreement, in light of the duties and rights involving both parties for the purpose of validating this agreement, shall be come into effect instantly after the signature of the authorized representatives of both parties. Other terms and conditions shall come into effect upon examination and approval by the government authorities.

2.2	Approval by and Filing with Government

The equity transfer under this agreement shall be upon the approval of the examination and approval authorities, and it shall be filed with administration authorities of industry and commerce. For the sake of above mentioned purpose, after the signature of this agreement, Party A and Party B shall revise related provisions of the joint venture contract and Articles of Association, and submit these documents for the approval by the examination and approval authorities. After securing the approval from the examination and approval authorities, both parties shall, regarding the equity transfer, file with the registration authorities under the laws and regulations of the People's Republic of China, to ensure that prescribed duties and responsibilities are performed in accordance with joint venture contract and Articles of Association of the company.

3.	Delivery

3.1	Delivery

Under this agreement, "Delivery" is referred to the time when the prescribed transaction is completed. "Delivery" shall be conducted on the date agreed by both parties.This date shall, under any conditions, be not late than 30 days after the consideration of equity transfer is paid in full . "Delivery" shall be conducted on the place agreed by both parties.

3.2	Seller's Obligations

The seller shall deliver below documents to the buyer during the "Delivery"

(a)	A copy of Company Approval Certificate which shall manifest that the buyer possess 68% of the company equity; and

(b)
Resolution of Board of Director of the seller company which authorize the seller to sign, deliver and perform this agreement, and authorize a management staff to sign this agreement on the behalf of the seller.

3.3	Obligations of the Buyer

During the "Delivery", Party B shall has paid in full of the consideration of the equity transferred by Party A as per the stipulated amount by clause 1.1; whereas Party B failed to pay the amount of the equity on time in accordance with stipulations of this agreement, Party B shall pay 0.02% of the default part of the total amount as penalty for every default day, and it shall be paid from Party B to Party A.

4.	Statement, Guarantee and Commitment

4.1	Statement and Guarantee

Party A shall ensure that the equity transferred to Party B is lawfully owned, there is not any mortgage right or any other security right set against itself and it is immune to the recourse from any 3rd party.

The seller and the buyer separately make statement and guarantee as follows:

(a)	It was lawfully incorporated and effectively existed under the law of its establishing place or its founding place, and it was under a steady state and good condition;.

(b)	It is entitled with necessary rights and approval for signing, delivering this agreement and perform duties under this agreement;

(c)
It has adopted every necessary internal action for authorizing it to sign and conclude this agreement, and the representative signing on this agreement has been entitled with sufficient authoritarian to sign on and restrict this agreement;

(d)	This agreement is binding on both parties after the formal signature by authorized representatives by both parties;

(e)
Both signature of this agreement and duty performance under this agreement shall not contravene, result in breach or violation of any provisions of the Articles of Association which are applicable during signature, any law, regulation, rules, authorization or any approval from government authorities, or the contract or agreement in which it is a party or the contract object;

(f)
All the informations regarding this transaction provided by each respective party is true, accurate and complete, and it will not result in misguidance in any aspect. All the statements and guarantees, upon the signature date of this agreement, is true, accurate and complete in all important aspects, and during "Delivery" all the important aspects are true, accurate and complete. (Whereas the statements and guarantees was renewedly made at the delivery time, the affects resulting from the transaction stipulated or allowed by this contract is excluded.÷

5.	Specific Conditions

Creditor's rights and Debts Confirmation: After validation of this agreement, the seller shall present its balance sheet which includes its creditor's rights and debts. Creditor's rights and debts recognized by the buyer shall be inherited by the buyer. The seller shall undertake responsibilities for the debts which is failed to be recognized by the buyer.

6.	Confidential Clause

6.1	Confidential Obligations

The seller shall keep all classified information as confidential. Except it was used for the purpose of this agreement, this information shall not be used for any other purpose and shall not be disclosed to any third party,

The seller may, without restriction of the common applicability of the above stipulations, disclose the classified information to its stockholder or the seller or the employee, director of board and professional advisor of the company, provided that this kind of disclosure is for the reasonable demands for the purpose of this agreement. The seller shall ensure that the stockholder, employee, director of board and the professional advisor be conscious and abide by the confidential obligations.

6.2	Classified Information

For the purpose of clause 6, "Classified Information" are referred to all the oral or written informations related to or has any relations with business operation, business strategy, business plan, investment plan, products, sales, customers, employees, marketing, technology, finance or other matters of the company, including but without limit to all the reports and records including this kind of information and all the copies(including electronical copies),duplicates,reprintings and translation materials.

6.3	Confidential Obligation Period

After termination of this agreement, the restrictions stipulated by Clause 6 shall continually apply without time limits.

7.	Force Majeure

7.1	Force Majeure Matters

"Force Majeure " is referred to all the matters that not foreseeable, and its occurrence and consequence are unable to prevent or overcome, and it is occurred after the agreement signature and impedes any one party to wholly or partially perform this agreement. Such masters include earthquakes, typhoons, floods, fires, wars, domestical or international transportation troubles, government or public institution acts, infectious disease, civil turbulence, strikes or any other situations that could not be foreseeable, prevented and overcome.

7.2	Performance Suspending

Once the force amateur matter occurred, the duties of the party who suffers from force amateur matter shall be suspended performance and the term shall be extended automatically for the delay period caused by the force majeure matter, and this party shall be free of undertaking of liability for breach of agreement.

7.3	Force Majeure Notice

The party that claims force majeure shall note another party in written form promptly, and provide sufficient evidences of force majeurer occurrence and ongoing period within 15 days since the notice.

7.4	Resolution

Both parties shall negotiate to pursue fair solution instantly and try every appropriate effort to minimize the consequence of the force majeure once it occurs.

8.	Applicable Laws

This agreement is under the law of People's Republic of China and it shall be interpreted in accordance with this law.

9.	Dispute Settlement

9.1	Negotiation and Arbitration

Any party shall submit any dispute or claim due to this agreement for arbitration, and the arbitration shall be conducted by the host of the ICC International Court of Arbitration , with 3 arbitrators following arbitration rules of International Chamber of Commerce. The arbitration shall use English and it is final and binding on both parties. Both parties agree that the arbitration ruling shall be performed by any court that have jurisdiction on both parties of this agreement.

9.2	Affects of Arbitration Procedures

The beginning of the arbitration procedure shall not result in termination of this agreement. This agreement shall continual to be fully binding before the rulings of the arbitrators.

10.	Others

10.1	Non-waiver Agreement

The nonperformance or late performance by any party under any right of this agreement shall not constitute an waiver of the right. Separate or partial performance of a right shall not exclude any other forms of performance toward this right in the future.

10.2	Revision

This agreement is stipulated for the rights and interests of both parties as well as their legal inheritants and transfrees on which this agreement is also binding. Any revision of this agreement shall be consented in written form signed by both parties.

10.3	Divisibilities

Invalidation of any provision of this agreement shall have no affects on the validation of any other provisions.

10.4	Version

This agreements has 5 originals in Chinese, Party A and Party B have one original each, one original is for filing with examination and approval authorities, one original is for filing with administration authorities of industry and commerce, and one original is for the preservation of Guangdong Xinxingmei Water Affairs Co., Ltd. All of these originals are with equivalent legal force.

10.5	Agreement Integrity

This agreement, with its appendixes, shall constitute the integrated agreement by both parties regarding the purpose of this agreement, and it shall replace all the former discussions, negotiations, and agreements regarding the purpose of this agreement.

10.6	Expenses, Expenditures and Taxation

The related expenses regarding this equity transfer include: all the expenses shall be collaboratively undertaken by both the sellers and the buyer.

ÄSeller: Evergreen Asset Group Limited (Party A)

Authorized Representative

ÄBuyer: Wenming Pu (Party B)

Authorized Representative

December 23, 2007